CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the following with respect to Pre-effective
Amendment No. 1 to the Registration Statement (File No. 333-63730) on Form N-4 under the Securities Act of 1933 of Variable Account A of American International Life Assurance Company of New York.

      1. The inclusion of our report dated February 2, 2001 relating to our audit of the financial statements of American International Life Assurance Company of New York filed with the Statement of Additional Information.

      2. The incorporation by reference into the Prospectus of our report dated February 2, 2001 relating to our audit of the financial statements of American International Life Assurance Company of New York.

      3.    The reference to our firm under the heading "General
            Information-Independent Accountants" in the Statement of Additional Information.

September 4, 2001


/s/ PricewaterhouseCoopers
PricewaterhouseCoopers, LLP